The information in the Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 25, 2010

Preliminary Prospectus Supplement	Filed pursuant to Rule 424(b)(5)

(To prospectus dated September 17, 2010)	Registration No. 333-169453
National Rural Utilities
Cooperative Finance Corporation
$                 % Collateral Trust Bonds due
$                 % Collateral Trust Bonds due

This is an offering by National Rural Utilities Cooperative Finance Corporation of $             of its     % collateral trust bonds due      (the “      bonds”) and $             of its     % collateral trust bonds due      (the “      bonds” and, together with the      bonds, the “bonds”).

Interest on the bonds will accrue from the date of original issuance and is payable on           and           of each year commencing on          , 2011.

We may redeem the bonds in whole or in part at any time at the “make-whole” redemption price described on page S-4 of this prospectus supplement.

The bonds are being offered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the bonds involves certain risks. See “Risk Factors” on page S-3 of this prospectus supplement.

None of the United States Securities and Exchange Commission, any state securities commission or any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Bonds			Bonds
	Per Bond		Total	Per Bond		Total

Public offering price		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to us		%	$		%	$

The underwriters expect to deliver the bonds in book-entry form only through the facilities of The Depository Trust Company on or about October   , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Mizuho Securities USA Inc.
KeyBanc Capital Markets

Senior Co-Managers

Mitsubishi UFJ Securities	Scotia Capital	U.S. Bancorp Investments, Inc.

Co-Managers

PNC Capital Markets LLC	RBC Capital Markets

October   , 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information incorporated by reference or contained in this prospectus supplement, the accompanying prospectus and any written communication from us or the underwriters specifying final terms of the offering is accurate as of any date other than its respective date. We are not, and the underwriters are not, making an offer of these bonds in any state or other jurisdiction where such an offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In addition to using our full name, we also refer to our company as “CFC,” “we,” “us,” and “our”. References in this prospectus supplement to “$” and “dollars” are to the currency of the United States.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

RISK FACTORS

Investing in the bonds involves significant risks. Before you invest in the bonds, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks and uncertainties discussed in the accompanying prospectus under “Risk Factors” and under Item 1A, “Risk Factors,” or otherwise discussed in the 2010 Form 10-K and in other filings we may make from time to time with the SEC after the date of the registration statement of which this prospectus supplement and the accompanying prospectus is a part. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of the bonds.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus supplement, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus supplement. Absent unusual circumstances, we will have no obligation to amend this prospectus supplement, other than filing subsequent information with the SEC. The historical and future information that is incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement. The information included elsewhere in the prospectus and this prospectus supplement, and the following information incorporated by reference is considered to be part of the prospectus and this prospectus supplement:

•	Annual Report on Form 10-K for the year ended May 31, 2010 (filed August 30, 2010);

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2010 (filed October 13, 2010); and

•	Current Reports on Form 8-K, dated May 27, 2010 (filed June 3, 2010), July 28, 2010 (filed July 28, 2010) and October 6, 2010 (filed October 6, 2010).

CFC also incorporates by reference all additional documents that it may file with the SEC under the Securities Exchange Act of 1934 as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the bonds. However, CFC is not incorporating any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

You may obtain a copy of these filings from the SEC’s website at www.sec.gov or request a copy of these filings from CFC at the address provided in the accompanying prospectus under “Incorporation by Reference.”

See also “Where You Can Find More Information” on page 3 of the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the bonds offered hereby are estimated to be $            . The proceeds will be used by CFC for general corporate purposes, including the repayment of short-term debt, primarily commercial paper.

DESCRIPTION OF THE BONDS

General

The bonds will be issued under an indenture dated as of October 25, 2007 (the “indenture”) between CFC and U.S. Bank National Association, as trustee (the “trustee”). The bonds will be direct obligations of CFC secured by the pledge of eligible mortgage notes of distribution system members, cash and certain permitted investments. See “— Security” on page S-5 as well as “Description of the Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus for more information on the mortgage notes.

Interest on the Bonds

The      bonds and the      bonds will mature on                     and                    , respectively, and will bear interest from the date of original issuance at a rate per annum of     % and     %,

respectively. Interest on the bonds will be payable on             and             of each year commencing on          , 2011 to the persons in whose names such bonds are registered at the close of business on the fifteenth calendar day preceding the payment date, or if not a business day, the next succeeding business day. Interest on the bonds will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the relevant interest payment date, date of redemption or the date of maturity, as the case may be. Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

If any of the interest payment dates or the maturity date falls on a day that is not a business day, CFC will postpone the payment of interest or principal to the next succeeding business day, but the payment made on such dates will be treated as being made on the date payment was first due and the holders of the bonds will not be entitled to any further interest or other payments with respect to such postponements. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, City and State of New York are authorized by law to close.

“Make-Whole” Redemption of the Bonds

CFC may redeem the bonds at any time, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (A)    basis points for the      bonds and (B)   basis points for the      bonds, plus in each of (1) and (2) above, accrued interest to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with CFC.

“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the bonds being redeemed.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC, J.P. Morgan Securities LLC and Mizuho Securities USA Inc. and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States, CFC will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by CFC.

If CFC elects to redeem less than all of the bonds, and such bonds are at the time represented by a global security, then the depositary will select by lot the particular interest to be redeemed. If CFC elects to redeem less than all of the bonds, and such bonds are not represented by a global security, then the trustee will select the particular bonds to be redeemed in a manner it deems appropriate and fair.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the bonds to be redeemed. Unless CFC defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such bonds or the portions called for redemption.

Ranking

Except as to security, the bonds will rank on a parity with all other senior obligations of CFC, other than debt with statutory priority.

Security

The bonds will be secured under the indenture, equally with all existing collateral trust bonds and collateral trust bonds which may be subsequently issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” (as defined in the indenture) at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that collateral will consist of mortgage notes of distribution system members, cash and permitted investments. A distribution system member is a member of CFC that derives at least 50% of gross operating revenues from sales of electricity to consumers. The principal amount of collateral on deposit with the trustee must be at least equal to the aggregate principal amount of collateral trust bonds outstanding. On August 31, 2010, there was a total of $3,908 million of eligible mortgage notes pledged under the indenture with the trustee, against which $3,100 million of collateral trust bonds (not including the bonds offered hereby) had been issued. Under the mortgages held as collateral, CFC generally has a lien on all assets and future revenues of the subject distribution system. To be eligible for pledging, a distribution system must maintain an equity ratio of at least 20% and an average coverage ratio of at least 1.35. The principal amount of mortgage notes pledged for any one borrower may not exceed 10% of the total principal amount of mortgage notes pledged. CFC discloses the principal amount of collateral on deposit and aggregate principal amount of bonds outstanding in each of its Form 10-Q and Form 10-K filings with the SEC. Any cash held by the trustee as collateral shall upon CFC’s request be invested until required to be paid out under the provisions of the indenture.

CFC also has existing collateral trust bonds outstanding under an indenture dated as of February 15, 1994 between CFC and U.S. Bank National Association, as successor trustee (the “1994 Indenture”). The collateral under the 1994 Indenture secures only those bonds issued under the 1994 Indenture, and will not secure the bonds issued hereby.

The following are permitted investments under the indenture:

•	certain obligations of or guaranteed by the United States and of agencies of the United States for which the full faith and credit of the obligor shall be pledged and which mature (except in the case of obligations guaranteed by the Rural Utilities Service) not more than two years after purchase,

•	certificates of deposit or time deposits of any bank or trust company having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase,

•	commercial paper of bank holding companies or other corporate issuers other than CFC generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase, and

•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies.

For additional information, please see “Description of Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus.

Further Issues

CFC may, without the consent of the then existing holders of the bonds, “re-open” the series and issue additional bonds, which additional bonds will have the same terms as the bonds issued hereby except for the issue price, issue date and under some circumstances, the first interest payment date. CFC will not issue any additional bonds unless the additional bonds will be fungible with the bonds issued hereby for U.S. Federal income tax purposes.

Book-Entry, Delivery and Form

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the bonds. The bonds will be issued as fully-registered global securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered certificates will be issued for each issue of the bonds, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of each Bond (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to bonds unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from CFC, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or CFC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of CFC, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to CFC. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

CFC may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC. Certificates may also be printed and delivered in the event of an event of default under the indenture and the subsequent surrender by DTC of the global bonds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that CFC believes to be reliable, but neither CFC nor the underwriters take any responsibility for the accuracy thereof.

Payments on any definitive bonds would be made by the trustee directly to holders of the definitive bonds in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive bonds on each interest payment date would be made to holders in whose names the definitive bonds were registered at the close of business on the related record date as set forth under “— Interest on the Bonds” beginning on page S-3. Such payments would be made by check mailed to the address of such holders as they appear on the bond register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive bonds, however, would be made only upon presentation and surrender of such definitive bonds at the office of the paying agent for such bonds.

A definitive bond may be transferred free of charge in whole or in part upon the surrender of the definitive bond to be transferred, together with the completed and executed assignment which appears on the reverse of the definitive bond, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a definitive bond, a new definitive bond in respect of the balance not transferred will be issued to the transferor. Each new definitive bond to be issued upon the transfer of a definitive bond will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive bond to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive bonds within 15 days before the maturity date.

Global Clearance and Settlement Procedures

Initial settlement for the bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the bonds among its participants, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Neither CFC, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, DTC’s nominee or any DTC participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice for, DTC participants or beneficial owners.

Notices

Except as otherwise provided in the indenture, notices to holders of the bonds will be sent by mail to the registered holders.

Replacement Securities

In case of mutilation, destruction, loss or theft of any definitive bond, application for replacement is to be made at the office of the trustee. Any such definitive bond will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as the issuer and the trustee may require. All costs incurred in connection with the replacement of any definitive bond will be borne by the holder of the bond. Mutilated or defaced definitive bonds must be surrendered before new ones will be issued.

Applicable Law

The bonds, the indenture and the underwriting agreement relating to the issuance of the bonds are governed by and will be construed in accordance with the laws of the State of New York. CFC has not submitted to the jurisdiction of any court other than the Federal and state courts of the State of Virginia in any suit or proceeding arising out of or relating to the issuance of the bonds.

Tax Considerations

A holder of bonds may be subject to United States or other taxation and taxes may be withheld on certain payments. Please consult “United States Taxation” on page 13 of the accompanying prospectus for information regarding United States taxation and withholding obligations.

UNDERWRITING

The underwriters named below have severally agreed to purchase, and CFC has agreed to sell to them, severally, the principal amounts of the bonds indicated below. CFC has entered into an underwriting agreement with the underwriters for whom Banc of America Securities LLC, J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and KeyBanc Capital Markets Inc. are acting as representatives. The underwriting agreement, dated the date hereof, provides that the several obligations of the underwriters are subject to certain conditions as therein set forth. The underwriters will be obligated to purchase all the bonds being underwritten or sold by them if any of the bonds are purchased.

	Principal	Principal
	Amount of	Amount of
	the	the
Underwriter	Bonds	Bonds

Banc of America Securities LLC	$	$
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
PNC Capital Markets LLC
RBC Capital Markets Corporation

Total	$	$

CFC has been advised by the underwriters that the underwriters propose to offer the bonds to the public initially at the offering price set forth on the cover of this prospectus supplement and may offer the bonds to certain dealers at such price less a selling concession of     % and     % of the principal amount of the      bonds and the      bonds, respectively. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding     % and     % of the principal amount of the      bonds and the      bonds, respectively. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by CFC in connection with the offering:

	Bonds		Bonds
	Per Bond	Total	Per Bond	Total

Underwriting discounts and commissions payable by us	%	$	%	$

Expenses associated with this offering, to be paid by CFC, are estimated to be $       .

In connection with the offering made hereby, the underwriters may purchase and sell such bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of the bonds than they are required to purchase from CFC. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the bonds sold in the offering may be reclaimed by the underwriters if such bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The bonds are a new issue of securities with no established trading market. CFC has been advised by the representatives that they intend to make a market in the bonds, but are not obligated to do so, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

CFC has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions (including acting as underwriters, initial purchasers or dealers with respect to other securities offerings) with CFC and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to CFC and its affiliates, for which they have received or expect to receive customary compensation.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of CFC or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the bonds will be made against payment therefor on or about November   , 2010 which is the fifth trading day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of bonds should note that the ability to settle secondary market trades of the bonds effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement. Accordingly, purchasers who wish to trade the bonds on the date of this prospectus supplement or the following day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement or the following day should consult their own legal advisors.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the bonds described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the bonds that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive and in either case within the twelve months prior to such offer, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the bonds described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The seller of the bonds has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the bonds as contemplated in this prospectus supplement. Accordingly, no purchaser of the bonds, other than the underwriters, is authorized to make any further offer of the bonds on behalf of the seller or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has advised us that it:

•	has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any bonds included in this offering in circumstances in which section 21(1) of the FSMA does not apply to CFC; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds included in this offering in, from or otherwise involving the United Kingdom.

See “Plan of Distribution” on page 12 of the accompanying prospectus for further information regarding the distribution of the bonds.

LEGAL MATTERS

The validity of the bonds offered hereby and certain United States tax matters relating to the bonds will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC. The underwriters will be represented by Dewey & LeBoeuf, LLP, 1301 Avenue of the Americas, New York, New York. Dewey & LeBoeuf, LLP from time to time has performed and may perform legal services for CFC.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended May 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

National Rural Utilities
Cooperative Finance Corporation

Collateral Trust Bonds

We plan to issue from time to time collateral trust bonds. We will provide the specific terms of the collateral trust bonds and the offering in one or more supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these bonds, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the collateral trust bonds involves risks. See “Risk Factors” on page 2.

This prospectus may not be used to consummate sales of collateral trust bonds unless accompanied by a prospectus supplement.

The date of this prospectus is September 17, 2010

ABOUT THIS PROSPECTUS

To understand the terms of the collateral trust bonds (the “bonds”) offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” and “Incorporation By Reference” for information on National Rural Utilities Cooperative Finance Corporation (“CFC” or “the Company,” also referred to as “we,” “us” and “our”), including its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration procedure. Under this procedure, we may offer and sell bonds from time to time. Each time we offer bonds, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the bonds being offered, including the names of any underwriters, dealers or agents, the compensation of any underwriters, dealers or agents and the net proceeds to us. The prospectus supplement may contain information about any material U.S. federal income tax considerations relating to the bonds covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

We are not making an offer of these bonds in any state or jurisdiction where the offer is not permitted.

RISK FACTORS

Investing in the bonds involves significant risks. Before you invest in the bonds, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties discussed below and under Item 1A, “Risk Factors,” or otherwise discussed in the 2010 Form 10-K and in other filings we may make from time to time with the SEC after the date of the registration statement of which this prospectus is a part.

The Trustee May Experience Difficulty Liquidating or Enforcing Payment on Mortgage Notes Pledged as Collateral After an Event of Default

If an event of default occurs under the indenture and is continuing 30 days following notice from the trustee requiring us to remedy such event of default, the trustee may sell any or all of the mortgage notes or other property pledged as collateral.

If the trustee attempts to sell any or all of the mortgage notes or any other pledged property, the trustee may be unable to find a purchaser for such notes or property, or be unable to liquidate such notes or property in an orderly or timely manner. Additionally, the market value of such notes or property realized in any sale may not be sufficient to make bondholders whole. The amount to be received upon such sale would depend on many factors, including, but not limited to, the time and manner of sale.

The Bonds May have Limited or No Liquidity

There is currently no secondary market for the bonds to be issued and there can be no assurance that a secondary market will develop for such bonds. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your bonds when you want or at a price that you wish to receive for your bonds. Unless the applicable prospectus supplement indicates otherwise, the bonds are not, and will not be, listed on any securities exchange. Future trading prices of the bonds, if any, will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

As permitted by SEC rules, this prospectus may not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the bonds. The registration statement, exhibits and schedules are available through the SEC’s public reference room or website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we have filed with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus, and the information we subsequently file with the SEC will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is completed:

•	Annual Report on Form 10-K for the year ended May 31, 2010 (filed August 30, 2010); and

•	Current Reports on Form 8-K, dated May 27, 2010 (filed June 3, 2010) and July 28, 2010 (filed July 28, 2010).

We are not incorporating by reference any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may also request, at no cost, a copy of these filings (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into such filings) by writing to or telephoning us at the following address:

National Rural Utilities Cooperative Finance Corporation
Woodland Park, 2201 Cooperative Way
Herndon, VA 20171-3025
(703) 709-6700
Attn: J. Andrew Don
Senior Vice President of Treasury

These filings are also available through the Financial Reporting subsection of the Investor Relations section of our website: www.nrucfc.coop. Information on our website does not constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone, including any salesman or broker, to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the document in question.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements about future expectations or projections, including statements about loan volume, the adequacy of the loan loss allowance, net income growth, leverage and debt to equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes, governmental monetary and fiscal policies, changes in tax policies, changes in interest rates, demand for our loan products, lending competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, changes in our ability to access external financing, valuations of collateral supporting impaired loans, non-performance of counterparties to our derivative agreements, and other economic and governmental factors affecting our operations. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC.

Although we believe that the expectations reflected in such forward-looking statements are based on current reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements due to a variety of known and unknown factors. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events or changes in expectations after the date on which the statement is made.

THE COMPANY

CFC is a member-owned cooperative association incorporated under the laws of the District of Columbia in April 1969. The principal purpose of CFC is to provide its members with financing to supplement the loan programs of the Rural Utilities Service (“RUS”) of the United States Department of Agriculture. CFC makes loans to its rural electric members so they can acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides its members with credit enhancements in the form of letters of credit and guarantees of debt obligations. CFC is exempt from federal income taxes under Section 501(c)(4) of the Internal Revenue Code. As a member-owned cooperative, CFC’s objective is to offer its members cost-based financial products and services consistent with sound financial management and is not to maximize net income. The Company’s headquarters are located at 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

Rural Telephone Finance Cooperative (“RTFC”) is a cooperative association originally incorporated in South Dakota in 1987 and reincorporated as a member-owned cooperative association in the District of Columbia in 2005. RTFC’s principal purpose is to provide and arrange financing for its rural telecommunications members and their affiliates. As a member-owned cooperative, RTFC’s objective is to offer its members cost-based financial products and services consistent with sound financial management and is not to maximize net income. RTFC’s membership consists of a combination of not-for-profit entities and for profit entities. RTFC’s results of operations and financial condition are consolidated with those of CFC. RTFC is headquartered with CFC in Herndon, Virginia. RTFC is a taxable cooperative that pays income tax based on its net income, excluding patronage-sourced net earnings allocated to its patrons, as permitted under Subchapter T of the Internal Revenue Code.

National Cooperative Services Corporation (“NCSC”) was incorporated in 1981 in the District of Columbia as a member-owned cooperative association. NCSC’s principal purpose is to provide financing to members of CFC and the for-profit and non-profit entities that are owned, operated or controlled by or provide substantial benefit to certain members of CFC. As a member-owned cooperative, NCSC’s objective is to offer its members cost-based financial products and services consistent with sound financial management and is not to maximize net income. NCSC’s membership consists of CFC and distribution systems that are members of CFC or are eligible for such membership. NCSC’s results of operations and financial condition are consolidated with those of CFC. NCSC is headquartered with CFC in Herndon, Virginia. NCSC is a taxable cooperative, which to date, has not allocated its patronage-sourced net earnings to members, thus NCSC pays income tax on the full amount of its net income.

At May 31, 2010, after taking into consideration systems that are members of both CFC and NCSC and eliminating memberships between CFC, RTFC and NCSC, the Company’s consolidated membership totaled 1,456 members and 64 associates. CFC’s membership includes 832 distribution systems, 68 power supply systems, 490 telecommunications members, 65 statewide and regional associations, and 1 national association of cooperatives. CFC’s members and associates are located in 49 states, the District of Columbia and two U.S. territories.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the Company for each of the five years ended May 31, 2010, 2009, 2008, 2007 and 2006 are included in Exhibit 12 to the Annual Report on Form 10-K for the year ended May 31, 2010, and are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the bonds will be added to the general funds of CFC and will be available for loans and for use in connection with the retirement of debt.

DESCRIPTION OF THE COLLATERAL TRUST BONDS

The following description summarizes the general terms and provisions that may apply to the bonds. Each prospectus supplement will state the particular terms of the bonds and the extent, if any, to which the general provisions may apply to the bonds included in the prospectus supplement.

General

The bonds will be issued under an indenture between CFC and U.S. Bank National Association as trustee, or other trustee to be named, dated as of October 25, 2007 (the “indenture”). The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officers’ certificates establishing the bonds, and the bonds are merely an outline and do not purport to be complete. We refer you to the indenture and any supplemental indenture, each of which is or will be incorporated by reference into this prospectus, for further information.

Reference is made to the prospectus supplement relating to any particular issue of bonds for the following terms:

•	the title and any limit on the aggregate principal amount of the bonds to be issued;

•	the persons to whom interest on the bonds is payable, if other than the persons in whose names the bonds are registered on the regular record date;

•	the date or dates on which the bonds will mature;

•	the annual rate or rates (which may be fixed or variable) at which such bonds will bear interest or any formula or method by which such rate or rates will be determined;

•	the date or dates from which the interest will accrue and the date or dates at which interest will be payable;

•	the place or places where payments may be made on the bonds, registration of transfer may be effected, exchanges of bonds may be effected and notices to or demands upon the Company may be served;

•	any redemption or sinking fund terms;

•	the denominations in which the bonds will be issuable, if other than $1,000 and any integral multiple thereof;

•	the currency or currencies in which payment of the principal of and premium, if any, and interest, if any, on the bonds will be payable (if other than U.S. dollars), and, if to be payable in a currency or currencies other than that in which the bonds are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made, and if denominated or payable in any currency or currencies other than U.S. dollars, the method by which the bonds will be valued;

•	if the principal of or premium, if any, or interest, if any, on the bonds is to be payable in securities or other property at the election of CFC or a holder, the type and amount of the securities or other property, or the formula or method by which the amount will be determined, and the periods within which, and the terms and conditions upon which, any election may be made;

•	if the amount payable in respect of principal of or any premium, if any, or interest, if any, on such bonds may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the bonds, the portion of the principal amount of the bonds payable upon declaration of the acceleration of the maturity;

•	the terms, if any, on which bonds may be converted into or exchanged for securities of CFC or any other person;

•	any events of default, in addition to those specified under “Events of Default” in the indenture, with respect to the bonds, and any covenants of CFC for the benefit of the holders of the bonds, in addition to those set forth in Article 7 of the indenture;

•	if the bonds are to be issued in global form, the depositary with respect to the global bond or bonds, any limitations on the rights of the holders of the bonds to transfer or exchange them or to obtain the registration of transfer or to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such bonds;

•	if the bonds are to be issuable as bearer securities, any and all matters incidental thereto;

•	any limitations on the rights of a holder to transfer or exchange the bonds or to obtain the registration of transfer thereof, and the amount or terms of any service charge for the registration of transfer or exchange of the bonds;

•	the right, if any, of CFC to limit or discharge the indenture as to the bonds;

•	whether and under what circumstances CFC will pay additional amounts on the bonds held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms CFC will have the option to redeem the bonds rather than pay the additional amounts; and

•	any other terms of the bonds, not inconsistent with the provisions of the indenture. (Section 2.03)

The bonds may be issued in registered form, a form registered as to principal only, or any combination thereof. In addition, all or a portion of the bonds may be issued in temporary or definitive global form.

Unless stated otherwise in any supplemental indenture, CFC may also re-open a previous series of bonds of any series without the consent of the holders of the bonds of any series and issue additional bonds of the same series, which additional bonds will have the same terms as the original series except for the issue price and the issue date. CFC will not issue any additional bonds of the same series unless the additional bonds will be fungible with all bonds of the same series for United States Federal income tax purposes.

Security

The bonds will be secured equally with outstanding bonds issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that eligible collateral will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The allowable amount of cash is 100% thereof, the allowable amount of eligible mortgage notes is the amount advanced and not repaid and the allowable amount of permitted investments is their cost to CFC (exclusive of accrued interest and brokerage commissions). However, the allowable amount of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by CFC. For purposes of the indenture and as used in describing the bonds herein, a “member” is any person which is a member of CFC, and a “distribution system member” is a member 50% or more of whose gross operating revenues are derived from sales of electricity to end users, as determined as of the end of the last completed calendar year. (Sections 1.01 and 3.01)

CFC has previously issued collateral trust bonds under indentures dated as of February 15, 1994 and December 1, 1972, each between CFC and U.S. Bank National Association, as successor trustee. The collateral under those indentures secures only those bonds, and will not secure bonds issued hereby.

As a condition to the authentication and delivery of bonds or to the withdrawal of collateral, and in any event at least once a year, CFC must certify to the trustee that:

•	the allowable amount of eligible collateral pledged under the indenture is at least equal to the aggregate principal amount of bonds to be outstanding immediately after the authentication and delivery of such bonds;

•	the allowable amount of eligible collateral pledged under the indenture after any withdrawal of collateral is at least equal to the aggregate principal amount of bonds to be outstanding immediately after such withdrawal;

•	each eligible mortgage note included in the eligible collateral so certified is an eligible mortgage note of a member having an Equity Ratio (defined below) of at least 20% and an Average Coverage Ratio (defined below) of at least 1.35; and

•	the aggregate allowable amount of all eligible mortgage notes of any one member so certified does not exceed 10% of the aggregate allowable amount of all eligible collateral so certified. (Sections 3.01, 6.01 and 7.13)

CFC is also entitled to the authentication and delivery of bonds on the basis of the retirement of outstanding bonds at their final maturity or by redemption at the option of CFC. (Section 3.02)

The indenture provides that bonds may be issued without limitation as to aggregate principal amount so long as the allowable amount of eligible collateral pledged under the indenture at least equals the aggregate principal amount of bonds to be outstanding and meets the other requirements set forth herein. (Sections 2.03 and 13.01) “Eligible mortgage note” means a mortgage note of a distribution system member which is secured by a validly existing mortgage under which no “event of default” as defined in the mortgage shall have occurred and shall have resulted in the exercise of any right or remedy described in the mortgage. (Section 1.01)

“Equity Ratio” of any member means the ratio determined by dividing such member’s equities and margins at the end of the last completed calendar year by such member’s total assets and other debits at such date, in each case computed in accordance with the Uniform System of Accounts prescribed by RUS, or if such member does not prepare its financial statements in accordance with the Uniform System of Accounts prescribed by RUS, then in accordance with Generally Accepted Accounting Principles (“GAAP”). (Section 1.01)

“Coverage Ratio” of any member for any completed calendar year of such member means the ratio determined by adding such member’s patronage capital and operating margins, non-operating margins—interest, interest expense with respect to long-term debt and depreciation and amortization expense for such year, and dividing the sum so obtained by the sum of all payments of principal and interest required to be made during such year on account of such member’s long-term debt (but in the event any portion of such member’s long-term debt was refinanced during such year, the payments of principal and interest required to be made during such year in respect thereof shall be based (in lieu of actual payments thereon) upon the larger of (x) an annualization of such payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding and (y) the payments of principal and interest required to be made during the following year on account of such refinancing debt); patronage capital and operating margins, interest expense with respect to long-term debt, depreciation and amortization expense, non-operating margins—interest and long-term debt being determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, except that (i) in computing interest expense with respect to long-term debt, and payments of interest required to be made on account of long-term debt, for the purpose of the foregoing definition, there shall be added, to the extent not otherwise included, an amount equal to 33 1/3% of the excess of the restricted rentals paid by such member for such year over 2% of such member’s equities and margins for such year as defined in the Uniform System of Accounts prescribed by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, and (ii) in computing such member’s patronage capital and operating margins for the purpose of the foregoing definition, all cash received in respect of generation and transmission and other capital credits shall be included. The “Average Coverage Ratio” of any member means the average of the two higher coverage ratios of a member for each of the last three completed calendar years. (Section 1.01) The effect of these provisions is to exclude from the computation of the coverage ratio capital credits, except to the extent received by the member in the form of cash.

The indenture requires that each mortgage securing an eligible mortgage note be consistent with CFC’s standard lending practices from time to time. (Section 1.01) There are no requirements in the indenture as to the value of the property subject to the lien of a mortgage.

The indenture provides that, unless an event of default under the indenture exists, and other than certain limited duties specified in the indenture, the trustee shall have no duties or responsibilities with regard to any mortgage, and no responsibilities with regard to the value of any property subject thereto. (Section 4.03)

“Permitted investments” are defined to include:

•	obligations of or guaranteed by the United States or any agency thereof for which the full faith and credit of the obligor shall be pledged and which shall mature, except in the case of obligations guaranteed by RUS, not more than two years after purchase;

•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies;

•	certificates of deposit or time deposits of any bank or trust company organized under the laws of the United States or any state thereof, having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase; and

•	commercial paper of bank holding companies or other issuers, other than CFC, generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase. (Section 5.03)

Exercise of Rights under Pledged Mortgage Notes; Receipt of Payments

Until the occurrence of an event of default under the indenture, CFC retains the right to control the exercise of rights and powers under mortgage notes pledged under the indenture. (Section 15.01) Unless an event of default under the indenture occurs, CFC will be entitled to receive and retain all payments on account of principal, premium and interest on the eligible mortgage notes and permitted investments on deposit with the trustee. (Section 4.02)

Modification of the Indenture

Modifications of the provisions of the indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding bonds, but, without the consent of the holder of each bond affected thereby, no such modification may:

•	effect a reduction, or a change of the stated time of payment, of the principal of or interest on any bond or of any premium payable on redemption, change the coin or currency in which the bond is payable, or impair the right to take legal action for the enforcement of any such payment;

•	permit the creation of any prior or equal lien on pledged property under the indenture, terminate the lien under the indenture, or deprive the holder of any bond of the lien created by the indenture;

•	reduce the above-stated percentage of holders of bonds whose consent is required to modify the indenture or the percentage of holders of bonds whose consent is required for any waiver under the indenture; or

•	modify any of the provisions of certain sections of the indenture, except to increase any percentage of holders or to provide that certain provisions of the indenture cannot be modified or waived without the consent of the holder of each bond affected. (Section 13.02)

The indenture provides that CFC and the trustee may, without the consent of any holders of bonds, enter into supplemental indentures for the purposes of:

•	evidencing the succession of another company to the indenture and the assumption of all covenants of the indenture by such company;

•	adding to CFC’s covenants or events of default;

•	changing or eliminating any restriction on the payment of principal of bonds, provided any such action does not adversely affect the interests of the holders of bonds in any material respect;

•	conveying, transferring and assigning to the trustee, and subjecting to the lien of the indenture, additional properties of CFC, and correcting or amplifying the description of any property at any time;

•	establishing the form or terms of bonds of any series;

•	modifying, eliminating or adding to the indenture for purposes of maintaining qualification under the Trust Indenture Act;

•	curing ambiguities or inconsistencies in the indenture or, provided the action does not adversely affect the interests of the holders of any series of bonds in any material respect, making other provisions with respect to matters arising under the indenture; or

•	providing for mortgage notes, mortgages and/or loan agreements to be deposited with a depositary or an agency and/or permitting the addition to and withdrawal from the pledged property of such instruments, to be evidenced by a “book-entry” or other notation not requiring physical delivery of such instruments. (Section 13.01)

Waiver of Certain Covenants

Under the indenture, CFC will not be required to comply with certain covenants and conditions if the holders of at least a majority in principal amount of the then outstanding bonds waive compliance with such covenant or condition in such instance or generally, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived. (Section 7.16)

Events of Default

Each of the following will constitute an event of default under the indenture:

•	failure to pay interest on any bonds for 30 days after the interest becomes due;

•	failure to pay principal or any premium on any bonds at their maturity or upon redemption;

•	default in the making of any sinking fund payment;

•	default in the performance or breach of specified covenants in the indenture for 60 days after such default is known to any officer of CFC, including the covenant to maintain eligible collateral outlined above;

•	failure to perform any other covenant or warranty in the indenture for 60 days after notice from the trustee to CFC or from holders of at least 25% in principal amount of the then outstanding bonds to CFC and the trustee; and

•	specified events of bankruptcy, reorganization or insolvency. (Section 9.01)

CFC is required to file annually with the trustee a written statement as to CFC compliance with the conditions and covenants under the indenture. (Section 7.15) In case an event of default should occur and be continuing, the trustee or the holders of at least 25% in principal amount of the bonds then outstanding may declare the principal of the bonds to be immediately due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the bonds at the time outstanding. (Section 9.02)

Further, if an event of default shall have occurred and be continuing for 30 days following notice and demand for remedy of such event of default from the trustee, the trustee may sell any or all of the mortgage notes or other property pledged as collateral under the indenture. (Section 9.03)

Additionally, if an event of default shall have occurred and be continuing for 30 days following notice and demand for remedy of such event of default from the trustee, the trustee shall, upon the written request of the holders of a majority in aggregate principal amount of the bonds then outstanding and the offering of indemnity as discussed below, proceed by suit or other action to enforce payment of the bonds or the underlying mortgage notes or other property pledged as collateral. (Sections 9.03 and 9.08)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the bonds, unless the holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by compliance. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the bonds then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured. (Sections 9.08, 10.01 and 10.03)

The indenture provides that on receipt by the trustee of notice of an event of default, declaring an acceleration or directing the time, method or place of conducting a proceeding at law if an event of default has occurred and is continuing, the trustee shall, with respect to any series of bonds represented by a global bond or bonds, and may, with respect to any other series of bonds, establish a record date for the purpose of determining holders of outstanding bonds of the series entitled to join in the notice. (Sections 9.01, 9.02 and 9.08)

Satisfaction and Discharge; Defeasance

At the request of CFC, the indenture will cease to be in effect as to CFC, except for certain obligations to register the transfer or exchange of bonds and hold moneys for payment in trust with respect to the bonds, when the principal of and interest on bonds have been paid and/or CFC has deposited with the trustee, in trust, money or U.S. government obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, and interest on, the bonds in accordance with the terms of the bonds, or such bonds are deemed paid and discharged in the manner described in the next paragraph. (Section 14.01)

Unless the prospectus supplement relating to the bonds provides otherwise, CFC at its option will be discharged from any and all obligations in respect of the bonds, except for certain obligations to register the transfer or exchange of bonds, replace stolen, lost or mutilated bonds, maintain paying agencies and hold moneys for payment in trust, or need not comply with certain restrictive covenants of the indenture, in each case after CFC deposits with the trustee, in trust, money and U.S. government obligations, or, in the case of bonds denominated in a foreign currency, foreign government securities, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the bonds are payable all the principal of, and interest on, the bonds on the dates on which payments are due in accordance with the terms of the bonds. Among the conditions to CFC’s exercising this option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the bonds to recognize income, gain or loss for United States Federal income tax purposes and that such holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 14.02)

At the request of CFC, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited with the trustee by CFC for the purposes described in the preceding two paragraphs and which, in the opinion of an independent accountant, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC’s request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, so long as the exchange occurs simultaneously, CFC has delivered to the trustee an officers’ certificate and opinion of counsel stating that all related conditions precedent have been complied with, and in the opinion of an independent accountant, immediately after the exchange, the obligations, securities or money then held by the trustee will be in the amount as would then have been required to be deposited with the trustee for these purposes. (Section 14.02)

Governing Law

The indenture is, and the bonds will be, governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association is the trustee with respect to all bonds issued under the indenture.

PLAN OF DISTRIBUTION

Bonds of any series may be sold to the public through dealers, agents, an underwriter or an underwriting syndicate. The dealers, agents or underwriters with respect to an offering of bonds will be named in the prospectus supplement relating to the offering. If a dealer is utilized in the sale of any bonds, CFC will sell such bonds to the dealer, as principal. The dealer may then resell the bonds to the public at varying prices to be determined by the dealer at the time of resale. The initial public offering price and any discounts or concessions allowed or reallowed or paid to any dealers set forth in the prospectus supplement may change from time to time.

If an agent is utilized in the sale, unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the underwriters will use the prospectus supplement to make resales of the bonds. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase bonds will be subject to conditions precedent and the underwriters will be obligated to purchase all of the bonds if any are purchased.

Any dealers, agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of the bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

Under agreements entered into with CFC, dealers, agents and underwriters who participate in the distribution of the bonds may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

The place and time of delivery for the bonds in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

In connection with offerings made hereby, the underwriters or agents may purchase and sell the bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters or agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters or agents involve the sale by the underwriters or agents of a greater aggregate principal amount of bonds than they are required to purchase from CFC. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the bonds sold in an offering may be reclaimed by the underwriters or agents if such bonds are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

UNITED STATES TAXATION

General

This section summarizes the material U.S. tax consequences to beneficial owners of the bonds. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your bonds in the initial offering of a particular issuance of bonds.

•	The discussion only covers you if you hold your bonds as a capital asset (that is, for investment purposes), your “functional currency” is the U.S. dollar and you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of bonds, such as your holding bonds in connection with a hedging, straddle or conversion transaction. We suggest that you consult your tax advisor about the consequences of holding bonds in your particular situation.

•	The discussion does not cover you if you are a partner in a partnership (or an entity treated as a partnership for U.S. tax purposes). If a partnership holds bonds, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding bonds, we suggest that you consult your tax advisor.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the bonds, possibly retroactively.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not cover every type of bond that we might issue. If we intend to issue a bond of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the bond.

•	We have not requested a ruling from the IRS on the tax consequences of owning the bonds. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying bonds, we suggest that you consult your tax advisors about the tax consequences of holding the bonds in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder”. A “U.S. holder” is a beneficial owner of bonds that is:

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. Federal income tax; or

•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person.

Interest

The tax treatment of interest paid on the bonds depends upon whether the interest is “qualified stated interest.” A bond may have some interest that is qualified stated interest and some that is not.

“Qualified stated interest” is any interest that meets all the following conditions:

•	It is payable at least once each year.

•	It is payable over the entire term of the bond.

•	It is payable at a single fixed rate or at certain specified variable rates.

•	The bond has a maturity of more than one year from its issue date.

If any interest on a bond is qualified stated interest, then:

•	If you are a cash method taxpayer (as are most individual holders), you must report that interest in your income when you receive it.

•	If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on a bond is not qualified stated interest, it is subject to the rules for original issue discount (“OID”) described below.

Determining Amount of OID

Bonds that have OID are subject to additional tax rules. The amount of OID on a bond is determined as follows:

•	The amount of OID on a bond is the “stated redemption price at maturity” of the bond minus the “issue price” of the bond. If this amount is zero or negative, there is no OID.

•	The “stated redemption price at maturity” of a bond is the total amount of all principal and interest payments to be made on the bond, other than qualified stated interest.

•	The “issue price” of a bond is the first price at which a substantial amount of the bonds are sold to the public (excluding bondhouses, brokers and persons acting in a similar capacity).

•	Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called “de minimis OID.” If all the stated interest on a bond is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the bond and (c) the principal amount.

Accrual of OID Into Income

If a bond has OID, the following consequences arise:

•	You must include the total amount of OID as ordinary income over the life of the bond.

•	You must include OID in income as the OID accrues on the bonds, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

•	OID accrues on a bond on a “constant yield” method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a bond, combined with the inclusion into income of any qualified stated interest on the bond, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the bond.

•	The accruals of OID on a bond will generally be less in the early years and more in the later years.

•	If any of the interest paid on the bond is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

•	Your tax basis in the bond is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the bond, and by any interest payments you receive that are not qualified stated interest.

Bonds Subject to Additional Tax Rules

Additional or different tax rules apply to several types of bonds that we may issue.

Short-term bonds:  We may issue bonds with a maturity of one year or less. These are referred to as “short-term bonds.”

•	No interest on these bonds is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

•	You may make certain elections concerning the method of accrual of OID on short-term bonds over the life of the bonds.

•	If you are an accrual method taxpayer, a bank, a bond dealer, or in certain other categories, you must include OID or short-term bonds in income as it accrues.

•	If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID or short-term bonds in income until you actually receive payments on the bond. Alternatively, you can elect to include OID in income as it accrues.

•	Two special rules apply if you are a cash method taxpayer and you do not include OID or short-term bonds in income as it accrues. First, if you sell the bond or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the bond at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the bond, then while you hold the bond you cannot deduct any interest on the borrowing that corresponds to accrued OID on the bond until you include the OID in your income.

Floating rate bonds:  Floating rate bonds are subject to special OID rules.

•	If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which in either case may include a fixed interest rate for the initial period), all the stated interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the bond’s initial floating rate into a fixed rate and by applying the general OID rules described above.

•	If the bond has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate bond.

Foreign currency bonds:  A “foreign currency bond” is a bond denominated in a currency other than U.S. dollars. Special tax rules apply to these bonds:

•	If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date on which you receive the payments.

•	If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year).

In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

•	Any OID on foreign currency bonds will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income.

•	Your initial tax basis in a foreign currency bond is the amount of U.S. dollars you pay for the bond (or, if you pay in foreign currency, the U.S. dollar value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

•	If you collect foreign currency upon the maturity of the bond, or if you sell the bond for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded foreign currency bond, this value is determined for cash basis taxpayers on the settlement date for the sale of the bond, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

•	Any gain or loss on the sale or retirement of a bond will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

•	In general, any foreign currency loss claimed by you will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss in a single taxable year from a single transaction equals or exceeds certain threshold amounts ($50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and $10 million in the case of corporate taxpayers). You should consult your own tax advisors concerning the application of the reportable transaction regulations to your investment in the bond, including any requirement to file IRS Form 8886.

Other categories of bonds:  Additional rules may apply to certain other categories of bonds. The prospectus supplement for these bonds may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of bonds include:

•	bonds with contingent payments;

•	bonds that you can put to CFC before their maturity;

•	bonds that are callable by CFC before their maturity, other than typical calls at a premium;

•	indexed bonds with an index tied to currencies; and

•	bonds that are extendable at your option or at the option of CFC.

     Premium and Discount

Additional special rules apply in the following situations involving discount or premium:

•	If you buy a bond in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be “bond premium.” You can elect to use bond premium to reduce your taxable interest income over the life of your bond.

•	Similarly, if a bond has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called “acquisition premium.” The amount of OID you are required to include in income will be reduced by this amount over the life of the bond.

•	If you buy a bond in the initial offering for less than the initial offering price to the public, special rules concerning “market discount” may apply.

Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

     Accrual Election

You can elect to be taxed on the income from the bond in a different manner than described above. Under the election:

•	No interest is qualified stated interest.

•	You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount and premium.

•	Your tax basis is increased by all accruals of income and decreased by all payments you receive on the bond.

     Sale or Retirement of Bonds

On your sale or retirement of your bond:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the bond. Your tax basis in the bond is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the bond for more than one year. If you are not a corporation for U.S. federal income tax purposes, the maximum tax rate on long-term capital gains is 15% for gains realized by you in taxable years beginning prior to January 1, 2011 and 20% for gains realized thereafter. The deductibility of capital losses is subject to certain limitations.

•	If (a) you purchased the bond with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the bond upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

•	If you sell the bond between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the bond but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term bonds, bonds with market discount, bonds with contingent payments or foreign currency bonds.

     Medicare Tax on Unearned Income.

For taxable years beginning after December 31, 2012, if you are a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from the tax described in this paragraph, you will be subject to a 3.8% tax on the lesser of (1) your “net investment income” (if you are an individual) or “undistributed net investment income” (if you are an estate or trust) for the relevant taxable year and (2) the excess of your “modified adjusted gross income” (if you are an individual) or “adjusted gross income” (if you are an estate or trust) for the taxable year over a certain threshold (which, if you are an individual, will be between $125,000 and $250,000, depending on your particular circumstances). Your net investment income generally will include your interest income on the bonds and your net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

     Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your bonds through a broker or other bond intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement or sale proceeds on your bonds, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	Even if you do not hold your bonds through a broker or other bond intermediary, payments in respect of your bonds may be subject to information reporting and backup withholding by CFC or its paying agent, if any, unless you provide your taxpayer identification number and comply with certain other IRS requirements or an exemption applies.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% (which rate is scheduled to increase to 31% for reportable payments made in taxable years beginning on or after January 1, 2011) of all amounts payable to you this year on the bonds (including principal payments). If the intermediary withholds, you may claim the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A “Non-U.S. holder” is a beneficial owner of bonds, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

     Withholding Taxes

Generally, payments of principal and interest (including OID) on the bonds will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your bonds. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the bonds and that you are a Non-U.S. holder.

•	You hold your bonds directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the bonds is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI and be subject to U.S. federal income tax as described below under “—U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the bonds fails to comply with the procedures necessary to avoid withholding taxes on the bonds. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the bonds. However, if you hold your bonds through a qualified intermediary—or if there is a qualified intermediary in the chain of title between you and the withholding agent for the bonds—the qualified intermediary will not generally forward this information to the withholding agent.

•	The amount of interest payable on a bond is based on the earnings of CFC or certain other contingencies, unless you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above. If interest on the bonds is described in this bullet, additional information will be provided in the prospectus supplement.

•	You are a bank making a loan in the ordinary course of its business, unless you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

•	You hold your bonds directly through a qualified intermediary and the applicable procedures are complied with.

•	The bonds have an original maturity of 183 days or less from their issue date.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, possibly retroactively. In addition, special rules apply to certain types of Non-U.S. holders of bonds, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

     Sale or Retirement of Bonds

If you sell a bond or it is redeemed, you will not be subject to Federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual, you were present in the U.S. for at least 183 days during the year in which you disposed of the bond, and certain other conditions are satisfied.

•	The gain represents accrued interest or OID, in which case the rules for interest would apply.

     U.S. Trade or Business

If you hold your bond in connection with a trade or business that you are conducting in the U.S. and, if required by an applicable income tax treaty, you maintain a U.S. permanent establishment to which the holding of the notes is attributable:

•	Any interest on the bond, and any gain from disposing of the bond, generally will be subject to U.S. Federal income tax as if you were a U.S. holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the bond. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes

If you are an individual, your bonds will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the bonds were not connected to a trade or business that you were conducting in the U.S. Legislation enacted in 2001 repealed the U.S. estate tax for the estates of those dying during 2010. However, under the same legislation, the estate tax is scheduled to be fully reinstated, as in effect prior to the 2001 legislation, for the estates of those dying during 2011 and thereafter unless further legislative action is taken. No prediction can be made as to whether these scheduled changes will in fact occur or whether such changes will be affected by subsequent legislation. You should consult your own tax advisor regarding the potential implications of the U.S. estate tax rules to your investment in the bonds.

     Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder that is exempt from or eligible for a reduced rate of the withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your bonds through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

     European Union Tax Reporting and Withholding

Directive 2003/48/EC (the “Directive”) of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding taxes through voluntary disclosure of the investment to the individual’s Member State. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a U.S. withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Nonetheless, certain account information with respect to U.S. holders who hold bonds through certain foreign financial institutions may be reportable to the IRS.

Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the bonds.

LEGAL OPINIONS

The validity of the bonds offered hereby and certain other matters in connection with an offering of bonds will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street NW, Washington, D.C. The dealers, agents or underwriters, if any, will be represented by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

National Rural Utilities
Cooperative Finance Corporation

$                % Collateral Trust Bonds due
$                % Collateral Trust Bonds due

Prospectus Supplement

BofA Merrill Lynch
J.P. Morgan
Mizuho Securities USA Inc.
KeyBanc Capital Markets

Mitsubishi UFJ Securities
Scotia Capital
U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC
RBC Capital Markets